Exhibit 99.1

ANGIOTECH PHARMACEUTICALS, INC. ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2010

Vancouver, BC, July 30, 2010 – Angiotech Pharmaceuticals, Inc. (NASDAQ: ANPI, TSX: ANP) today announced its financial results for the second quarter ended June 30, 2010.

“We are pleased to report continued quarter over quarter growth in product sales, driven primarily by our most innovative Proprietary Medical Products," said Dr. William Hunter, President and CEO of Angiotech. "In addition, we are encouraged by sales trends for our Base Medical Products, which continued to show steady improvement across all key product groups through the first half of 2010."

Second Quarter Financial Highlights

  Total revenue was $61.9 million.

  Net product sales were $53.0 million. Sales of our Proprietary Medical Products were $16.4 million, or 31% of total product sales. Sales of our Base Medical Products were $36.6 million, or 69% of total product sales.

  Royalty revenue was $8.9 million.

  Research and development expenses were $6.9 million.

  Selling, general and administrative expenses were $22.8 million.

  Net loss and net loss per share were $14.1 million and $0.17, respectively.

  As of June 30, 2010, cash and short-term investments were $35.1 million and net debt was $539.9 million.

Selected Non-GAAP Financial Measures

  Certain financial measures in this press release are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). In addition, certain financial measures presented below and in the appendix to this press release are non-GAAP, or adjusted, financial measures that exclude certain items. Management uses certain non-GAAP, or adjusted, financial measures to establish operational goals, and believes that these measures may assist investors in evaluating the results of our business and analyzing the underlying trends in our business over time. Investors should consider these non-GAAP adjusted financial measures in addition to, and not as a substitute for, or as superior to, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP adjusted financial measures to the corresponding GAAP financial measures, and an explanation of our use of these non-GAAP adjusted financial measures and of the excluded items, are included in the appendix to this press release.

  Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash and non-recurring items) was $6.5 million.

  Adjusted revenue was $62.0 million.

  Adjusted cost of goods sold was $27.2 million.

  Adjusted research and development expenses were $6.7 million.

  Adjusted selling, general and administrative expenses were $21.1 million.

  Adjusted net loss and adjusted net loss per share for the quarter were $7.6 million and $0.09, respectively.

Correction in non-GAAP measure reported in prior period

A clerical error in the calculation of adjusted net (loss) income for the three months ended March 31, 2010 was made in the quarterly press release issued on May 4, 2010. Adjusted income tax expense of $3.0 million was added to adjusted (loss) income before income taxes for the period end March 31, 2010 when it should have been deducted. As a consequence, the adjusted net income reported of $1.9 million or $0.02 per common share reported for the three months ended March 31, 2010 should have been an adjusted net loss of $4.0 million or $0.05 per common share. There was no impact on the GAAP reported results for the three months ended March 31, 2010.

Second Quarter Highlights

Proprietary Medical Products. Our Proprietary Medical Products include our Quill™ SRS wound closure product line, SKATER™ line of drainage catheters, Option™ inferior vena cava (“IVC”) filter, HemoStream™ chronic dialysis catheter and BioPince™ full core biopsy device. Consistent with recent prior quarters, our Proprietary Medical Products continued to demonstrate higher revenue growth as compared to our overall product portfolio. Revenue for these products for the second quarter of 2010 increased by 20% compared to the second quarter of 2009 and 4% compared to the first quarter of 2010.

Base Medical Products. Our Base Medical Products represent more mature finished medical device product lines in the biopsy, ophthalmology and general surgery areas, as well as medical device components manufactured by us and sold to other third-party medical device manufacturers who assemble those components into finished medical devices. Revenue from our Base Medical Products for the second quarter of 2010 increased by 9% compared to the second quarter of 2009.

Royalty Revenue. We derive additional revenue from royalties paid to us by partners that develop, market and sell products incorporating certain of our proprietary technologies. Currently, the majority of our royalty revenues are derived from sales by Boston Scientific Corporation (“BSC”) of TAXUS® coronary stent systems incorporating the drug paclitaxel.

Royalty revenue derived from sales of TAXUS stent systems by BSC for the second quarter of 2010 declined by 51% compared to the second quarter of 2009. The decline in royalty revenue was due to lower sales of TAXUS stent systems by BSC, as sales of TAXUS continued to be negatively impacted by competitive pressure in the drug-eluting coronary stent market. Royalty revenue for the quarter ended June 30, 2010 was based on BSC’s net sales for the period January 1, 2010 to March 31, 2010 of $142 million, of which $71 million was in the U.S., compared to net sales of $252 million, of which $119 million was in the U.S., for the same period in the prior year. The average gross royalty rate earned in the three months ended June 30, 2010 on BSC’s net sales was 6.0% for sales in the U.S. and 5.1% for sales in other countries, compared to an average rate of 6.6% for sales in the U.S. and 6.2% for sales in other countries for the same period in the prior year. The average gross royalty rates declined in the current period as a result of our tiered royalty rate structure for sales in the U.S., the E.U. and Japan.

Closing of Acquisition of Certain Product Candidates and Technology Assets of Haemacure Corporation. In April 2010 we announced the closing of the acquisition of certain product candidates and technology assets of Haemacure Corporation (“Haemacure”). Through an asset sale transaction, we acquired all of the relevant research and development activities, manufacturing operations, key personnel, and intellectual property rights necessary to pursue further clinical development of Haemacure’s human biomaterial product candidates, specifically fibrin sealant and thrombin hemostat.

Athersys Inc. In July, 2010 we announced that our partner, Athersys, Inc. (“Athersys”), had announced positive results from its phase I clinical trial of MultiStem®, its allogeneic cell therapy product, administered to individuals following acute myocardial infarction, more commonly referred to as a heart attack. The study results, which representd at least four months of post-treatment patient data, demonstrated that MultiStem was well tolerated at all dose levels and also suggested improvement in heart function in treated patients.

The phase I clinical trial is an open label, multi-center dose escalation trial evaluating the safety and maximum tolerated dose of a single administration of allogeneic MultiStem cells following an acute myocardial infarction. Enrolled patients received MultiStem delivered via a catheter into the damaged region of the heart 2-5 days following percutaneous coronary intervention (PCI), a standard treatment for heart attack. The study includes patients in three treatment cohorts or dose groups (20 million, 50 million and 100 million cells per patient) and a registry group where patients received only standard of care. Nineteen treated and 6 registry subjects have been enrolled in the study. The trial is being conducted at multiple cardiovascular treatment centers in the United States, including the Cleveland Clinic, Columbia University Medical Center and Henry Ford Health System.

Highlights of Study:

  Administration of MultiStem was found to be well tolerated at all dose levels.
  No clinically significant changes in vital signs, allergic reactions, or infusional toxicities associated with MultiStem administration were observed.
  Each dose group showed improvement in mean left ventricular ejection fraction (“LVEF”), a measure of heart function, compared to baseline and relative to the registry group.
  Patients in the 50 million dose group had a statistically significant absolute improvement in mean 4- month LVEF relative to baseline (9.8 percentage points, representing a 23.4% improvement over baseline, p<0.02).
  Among patients with more severe heart attacks – as measured by baseline LVEFs less than or equal to 45% – the 50 and 100 million dose groups each demonstrated better than a 25% improvement over baseline in mean LVEF at 4 months.

Cook Medical – Zilver® PTX®. In June 2010 we announced that our partner, Cook Medical, Inc. (“Cook”), had announced that it had submitted its Pre-Market Approval (“PMA”) application to the U.S. Food and Drug Administration for the company's Zilver PTX Drug-Eluting Peripheral Stent, intended for use in patients with peripheral arterial disease (“PAD”) in the superficial femoral artery (“SFA”). Cook’s PMA submission includes data from the randomized portion of the ongoing Zilver PTX clinical trial, the largest study of its kind for the endovascular treatment of PAD in the SFA. In addition, in May 2010, we announced that Cook presented one-year data at Euro PCR that confirmed sustained clinical outcomes with Zilver PTX. According to data presented, 86.2% of all patient subgroups treated with Zilver PTX demonstrated vessel patency at 12 months without the requirement for an additional intervention. The single-arm study also revealed a low stent fracture rate of just 1.5%. Additionally, in April 2010 we announced that Cook had announced that it had enrolled its first patient in its landmark Formula™ PTX clinical trial, the first trial of its kind to evaluate the safety and effectiveness of a paclitaxel-eluting stent to treat renal artery disease, the narrowing of the arteries that supply blood to the kidneys. The multi-center, randomized trial plans to enroll 120 patients at sites across Europe.

Boston Scientific – TAXUS. In June 2010 we announced that our partner, BSC, had commercially launched and implanted its first TAXUS Element™ Paclitaxel-Eluting Coronary Stent Systems in the European Union and other CE Mark countries. The TAXUS Element Stent System is BSC’s third-generation drug-eluting stent technology and incorporates a platinum chromium alloy with an innovative stent design and an advanced catheter delivery system. In May 2010, we had announced that BSC had received CE Mark approval for its TAXUS Element Paclitaxel-Eluting Coronary Stent System. This approval included a specific indication for the treatment of diabetic patients.

Amendment to Credit Agreement. In April 2010 we completed a third amendment to our credit agreement with Wells Fargo Capital Finance, LLC (formerly Wells Fargo Foothill, LLC). The amendment included, among other items, amendments to financial covenants pertaining to minimum Adjusted EBITDA levels, interest coverage ratios and the definition of Adjusted EBITDA. The significant amended items are intended to reflect the continued decline and uncertainty of sales of TAXUS by BSC and the related potential impact on our Adjusted EBITDA. This amendment allows us continued access to funds per the terms of the credit agreement.

Financial Information

This press release contains financial data derived from the unaudited consolidated financial statements for the quarter ended June 30, 2010 and 2009. Full unaudited consolidated interim financial statements and Management’s Discussion and Analysis for the three months ended June 30, 2010 will be filed on Form 10-Q on or before August 9, 2010 with the relevant regulatory agencies, as well as posted on our website at www.angiotech.com.

Amounts, unless specified otherwise, are expressed in U.S. dollars. Financial results are reported in accordance with U.S. GAAP unless otherwise noted. All per share amounts are stated on a fully diluted basis unless otherwise noted.

Conference Call Information

A conference call to discuss these financial results will be held today, Friday July 30, 2010 at 11:00 AM ET (8:00 AM PT).

Dial-in information:
North America (toll-free): (866) 277-1182
International: (617) 597-5359
Enter Passcode: 18173223

An archived replay of the call will be available until August 6, 2010.
North America (toll-free): (888) 286-8010
International: (617) 801-6888
Enter Passcode: 33507758

A live webcast will be available to all interested parties through the Investors section of our website: www.angiotech.com/investors

ANGIOTECH PHARMACEUTICALS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands of U.S. $, except per share data)	Three months ended		Six months ended
	June 30		June 30

	2010	2009	2010	2009
REVENUE
Product sales, net	$52,948	$47,179	$103,928	$93,316
Royalty revenue	8,886	16,996	21,194	34,107
License fees	52	398	105	25,450
	61,886	64,573	125,227	152,873

EXPENSES
Cost of products sold	27,871	25,682	53,075	49,648
License and royalty fees	1,477	2,568	3,714	5,474
Research and development	6,853	6,833	13,660	12,930
Selling, general and administration	22,784	21,606	44,382	41,178
Depreciation and amortization	8,277	8,296	16,651	16,560
Write-down of assets held for sale	-	-	700	-
Escrow settlement recovery	-	-	(4,710)	-
	67,262	64,985	127,472	125,790
Operating income (loss)	(5,376)	(412)	(2,245)	27,083

Other income (expenses):
Foreign exchange gain (loss)	919	(1,441)	1,266	(709)
Investment and other (expense) income	(333)	(600)	(386)	(615)
Interest expense on long-term debt	(9,027)	(9,641)	(17,946)	(19,685)
Write-down of investments	(216)	-	(216)	-
Loan settlement gain	1,180	-	1,180	-
Total other expenses	(7,477)	(11,682)	(16,102)	(21,009)
(Loss) income before income taxes	(12,853)	(12,094)	(18,347)	6,074
Income tax expense (recovery)	1,221	(217)	2,422	5,507
Net (loss) income	$(14,074)	$(11,877)	$(20,769)	$567

Basic and diluted net (loss) income per common share	$(0.17)	$(0.14)	$(0 .24)	$0.01

Basic and diluted weighted average number of common shares outstanding (in thousands)	85,170	85,122	85,164	85,122

ANGIOTECH PHARMACEUTICALS INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(in thousands of U.S. $, except per share data)	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$29,666	$49,542
Short-term investments	5,482	7,780
Accounts receivable	30,536	28,167
Income tax receivable	914	1,090
Inventories	37,859	35,541
Deferred income taxes, current portion	3,623	4,284
Prepaid expenses and other current assets	2,529	3,294
Total current assets	110,609	129,698

Assets held for sale	3,800	5,300
Property, plant and equipment	48,382	46,879
Intangible assets	157,394	173,019
Deferred financing costs	10,197	11,409
Deferred income taxes, current portion	2,074	4,624
Other assets	1,910	3,754
Total assets	$334,366	$374,683

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$40,639	$46,324
Income taxes payable	5,163	10,858
Interest payable on long-term debt	6,027	6,004
Total current liabilities	51,829	63,186

Deferred leasehold inducement	4,466	2,888
Deferred income taxes, non-current portion	38,307	41,402
Other tax liabilities	3,247	3,898
Long-term debt	575,000	575,000
Other liabilities	1,261	1,596
Total non-current liabilities	622,281	624,784

Shareholders’ deficit
Share capital
Authorized:
200,000,000 Common shares, without par value
50,000,000 Class I Preference shares, without par value
Common shares issued and outstanding:
June 30, 2010 – 85,170,276
December 31, 2009 – 85,138,081	472,749	472,742
Additional paid-in capital	34,589	33,687
Accumulated deficit	(887,310)	(866,541)
Accumulated other comprehensive income	40,228	46,825
Total shareholders' deficit	(339,744)	(313,287)

Total liabilities and shareholders' deficit	$334,366	$374,683

Forward Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for the remainder of 2010 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research and development and product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such known risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions in the United States, Canada and the other regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental legislation and regulations and changes in, or the failure to comply with, governmental legislation and regulations; availability of financial reimbursement coverage from governmental and third-party payers for products and related treatments; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development, to expand manufacturing and commercialization activities; and any other factors that may affect our performance. In addition, our business is subject to certain operating risks that may cause any results expressed or implied by the forward-looking statements in this press release to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in our business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third-party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the availability of capital to finance our activities; our ability to restructure and to service our debt obligations; and any other factors referenced in our other filings with the applicable Canadian securities regulatory authorities or the Securities and Exchange Commission (“SEC”). For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our annual report for the year ended December 31, 2009 filed with the SEC on Form 10-K, as amended, and our quarterly report for the first quarter of 2010 filed with the SEC on Form 10-Q.

Given these uncertainties, assumptions and risk factors, investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

©2010 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech Pharmaceuticals

Angiotech Pharmaceuticals, Inc. is a global specialty pharmaceutical and medical device company. Angiotech discovers, develops and markets innovative treatment solutions for diseases or complications associated with medical device implants, surgical interventions and acute injury. To find out more about Angiotech (NASDAQ: ANPI, TSX: ANP), please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

Rick Smith
Investor Relations and Corporate Communications
Angiotech Pharmaceuticals, Inc.
(604) 221-6933
ir@angio.com

Appendix A: Presentation of Certain Non-GAAP Financial Information and Reconciliations to Corresponding
GAAP Financial Measures

The financial results presented in this press release may include any or all of the following non-GAAP, or adjusted, financial measures, which we believe provide important supplemental information to management and investors about our financial condition and results of operations: (1) adjusted earnings before interest expense, taxes, depreciation and amortization (“Adjusted EBITDA”), (2) adjusted net income (loss), (3) adjusted net income (loss) per share, (4) adjusted revenue, (5) adjusted costs of goods sold (“adjusted COGS”) (6) adjusted research and development expense (“adjusted R&D expense”), and (7) adjusted selling, general and administrative expense (“adjusted SG&A expense”).

Economic Substance of Non-GAAP Financial Measures

Our non-GAAP adjusted financial measures exclude certain non-cash, non-recurring and non-operating items, which may be unpredictable, volatile and not directly correlated to our operating performance. We believe exclusion of these items from our GAAP financial measures may provide the following advantages: (i) improved understanding of trends underlying our business and performance; (ii) improved consistency across periods when measuring and assessing our operating performance; (iii) improved understanding of the cash flow and cash earnings generated by our business in a given period and as compared to prior periods; and (iv) improved comparability of our operating results to those of similar companies in our industry.

Examples of these certain non-cash, non-recurring and non-operating items include: financing charges, asset write-downs, impairment charges, foreign exchange fluctuations, stock-based compensation expense, acquisition related amortization charges, integration and restructuring expenses, in-process research and development costs, retrospective adjustments driven by accounting policy changes, and certain extraordinary litigation expenses. A detailed discussion of the excluded items is provided below (see “Description of Adjustments” below).

Investors are cautioned that Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, adjusted revenue, adjusted COGS, adjusted R&D expense and adjusted SG&A expense do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other issuers. Our non-GAAP financial measures are supplemental metrics and should not be viewed as a substitute for, or superior to, financial reporting measures prepared in accordance with GAAP. We have prepared a reconciliation of our non-GAAP adjusted financial measures to the comparable GAAP-based financial measures in the tables included in this Appendix. Management compensates for certain material limitations that may be relevant to our use of certain non-GAAP financial measures by reviewing our operating performance in accordance with GAAP concurrent with our review of our operating performance relative to certain adjusted financial measures during each relevant disclosure period.

Use of Non-GAAP Financial Measures

Management uses Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, adjusted revenue, adjusted COGS, adjusted R&D expense and adjusted SG&A expense when setting corporate and operational goals, and evaluating operating performance in connection with:

  Presenting, comparing and assessing the financial results and forecasts reported to our Board of Directors.
  Evaluating, managing and benchmarking our operating performance Analyzing underlying trends in our business.
  Evaluating market position and performance relative to our competitors, many of which use the same or similar performance measures.
  Establishing internal operating budgets.
  Determining compensation under bonus or other incentive programs.

  Enhancing comparability from period to period.
  Assessing compliance with credit facility covenants.
  Providing vital information in assessing cash flows to service our significant debt obligations.
  Comparing performance with internal forecasts and targeted business models.
  Evaluating and valuing potential acquisition candidates.

The adjustments used to compute our non-GAAP financial measures are consistent with those excluded from segmented operating results used by our chief operating decision makers to make operating decisions and assess performance. We have provided this information to enable investors to analyze our operating results in the same way that management uses this information to assess our business relative to other periods, our business objectives and similar companies in our industry.

ANGIOTECH PHARMACEUTICALS, INC.
CALCULATION OF ADJUSTED EBITDA
(Unaudited)

	Three months ended June 30		Six months ended June 30
(in thousands U.S.$)	2010	2009	2010	2009

GAAP net (loss) income	$(14,074)	$(11,877)	$(20,769)	$567
Interest expense on long-term debt	9,027	9,641	17,946	19,685
Income tax expense (recovery)	1,221	(217)	2,422	5,507
Depreciation and amortization	9,243	9,207	18,578	18,368

EBITDA	5,417	6,754	18,177	44,127
Adjustments:
Non-recurring revenue, net of license fees (a)	(52)	(398)	(105)	(25,450)
Non-recurring sales provision related to product recall (m)	193	-	193	-
Restructuring related charges (b)	1,367	332	2,296	1,266
Technology acquisition related charges (c)	-	625	-	937
Non-recurring transaction fees (l)	752	413	1,002	1,032
Stock-based compensation expense (d)	481	423	908	807
Litigation related expenses (g)	76	1,494	145	2,241
Foreign exchange (gain) loss (h)	(919)	1,441	(1,266)	709
Investment and other income	(65)	(36)	(52)	(61)
Losses on asset disposals (j)	21	-	61	40
Write-downs of investments and other long-lived assets (i)	216	-	916	-
Write-downs and other non-cash deferred financing costs (f)	-	636	-	636
Non-recurring manufacturing variances and product recall charges (m)	156	896	156	896
Non-recurring escrow settlement recovery (k)	-	-	(4,710)	-
Non-recurring loan settlement gain (k)	(1,180)	-	(1,180)	-

Adjusted EBITDA	$6,463	$12,580	$16,541	$27,180

RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP ADJUSTED NET LOSS
(Unaudited)

(in thousands U.S. $)	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009

GAAP - net (loss) income	$(14,074)	$(11,877)	$(20,769)	$567
Non recurring revenue (a)	(52)	(398)	(105)	(25,450)
Non-recurring sales provision related to product recall (m)	193	-	193	-
Technology acquisition related charges (c)	-	625	-	937
Non-recurring restructuring related charges (b)	1,367	332	2,296	1,266
Non-recurring transaction fees (l)	752	413	1,002	1,032
Stock based compensation expense (d)	481	423	908	807
Litigation related expenses (g)	76	1,494	145	2,241
Write-down of investments & other long-lived assets (i)	216	-	916	-
Write-down and other deferred financing charges (f)	737	1,386	1,456	2,004
Foreign exchange (gain) loss (h)	(919)	1,441	(1,266)	709
Acquisition related intangible asset amortization expense (e)	7,514	7,453	15,146	14,834
Losses on asset disposals (j)	21	-	61	40
Non-recurring manufacturing variances (m)	-	896	-	896
Non-recurring charges related to product recall (m)	156	-	156	-
Non-recurring escrow settlement recovery (k)	-	-	(4,710)	-
Non-recurring loan settlement gain (k)	(1,180)	-	(1,180)	-
Estimated tax impact of non-GAAP adjustments (n)	(2,875)	(3,960)	(5,841)	(765)
Adjusted net loss	$(7,587)	$(1,772)	$(11,592)	$(882)

RECONCILIATION OF GAAP NET (LOSS) INCOME PER SHARE TO NON-GAAP ADJUSTED
NET LOSS PER SHARE
(Unaudited)

	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009
	Basic and diluted		Basic and diluted

GAAP - net (loss) income per share	$(0.17)	$(0.14)	$(0.24)	$0.01
Non recurring revenue (a)	(0.00)	(0.00)	(0.00)	(0.30)
Non-recurring sales provision related to product recall (m)	0.00	-	0.00	-
Technology acquisition related charges (c)	-	0.01	-	0.01
Non-recurring restructuring related charges (b)	0.02	0.00	0.03	0.01
Non-recurring transaction fees (l)	0.01	0.00	0.01	0.01
Stock based compensation expense (d)	0.01	0.00	0.01	0.01
Litigation related expenses (g)	0.00	0.02	0.00	0.03
Write-down of investments & other long-lived assets (i)	0.00	-	0.01	-
Write-down and other deferred financing charges (f)	0.01	0.02	0.02	0.02
Foreign exchange (gain) loss (h)	(0.01)	0.02	(0.01)	0.01
Acquisition related intangible asset amortization expense (e)	0.09	0.09	0.18	0.17
Losses on asset disposals (j)	0.00	-	0.00	0.00
Non-recurring manufacturingvariances (m)	-	0.01	-	0.01
Non-recurring charges related to product recall (m)	0.00	-	0.00	-
Non-recurring escrow settlement recovery (k)	-	-	(0.06)	-
Non-recurring loan settlement gain (k)	(0.01)	-	(0.01)	-
Estimated tax impact of non-GAAP adjustments (n)	(0.03)	(0.05)	(0.07)	(0.01)
Adjusted net loss per share	$(0.09)	$(0.02)	$(0.14)	$(0.01)

RECONCILIATION OF GAAP REVENUE TO NON-GAAP ADJUSTED REVENUE
(Unaudited)

(in thousands U.S. $)	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009

GAAP - revenue	61,886	64,573	125,227	152,873
Non-recurring revenue (a)	(52)	(398)	(105)	(25,450)
Non-recurring sales provison related to product recall (m)	193	-	193	-
Adjusted revenue	$62,027	$64,175	$125,315	$127,423

RECONCILIATION OF GAAP COGS TO NON-GAAP ADJUSTED COGS
(Unaudited)

(in thousands U.S. $)	Three months ended June 30		Six months ended June 30
	2010	2009		2009

GAAP - COGS	$27,871	$25,682	$53,075	$49,648
Non-recurring manufacturing variances (m)	-	(896)		(896)
Non-recurring restructuring related charges (b)	(550)	-	(987)	-
Non-recurring charges related to product recall (m)	(156)	-	(156)	-
Adjusted COGS	$27,165	$24,786	$51,932	$48,752

RECONCILIATION OF GAAP RESEARCH & DEVELOPMENT EXPENSE TO NON-GAAP ADJUSTED RESEARCH & DEVELOPMENT EXPENSE
(Unaudited)

(in thousands U.S. $)	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009

GAAP - research and development expense	$6,853	$6,833	$13,660	$12,930
Non-recurring restructuring related charges (b)	-	-	-	-
Technology acquisition related charges (c)	-	(625)	-	(937)
Stock based compensation expense (d)	(120)	(114)	(224)	(215)
Adjusted research and development expense	$6,733	$6,094	$13,436	$11,778

RECONCILIATION OF GAAP SELLING, GENERAL & ADMINISTRATION EXPENSE TO NON-GAAP ADJUSTED SELLING, GENERAL & ADMINISTRATIVE EXPENSE
(Unaudited)

(in thousands U.S. $)	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009

GAAP - selling, general and administration expense	$22,784	$21,606	$44,382	$41,178
Non-recurring restructuring related charges (b)	(475)	(332)	(967)	(1,266)
Stock based compensation expense (d)	(361)	(309)	(684)	(592)
Litigation related charges (g)	(76)	(1,494)	(145)	(2,241)
Non-recurring transaction fees (l)	(752)	(413)	(1,002)	(1,032)
Adjusted selling, general and adminstration expense	$21,120	$19,058	$41,584	$36,047

For an explanation of the adjustments used to derive our non-GAAP financial measures, please refer to the corresponding discussion in the “Description of Adjustments” section below.

We also report certain product sales revenue growth rate figures excluding the impact of foreign exchange rate fluctuations on current period revenues. Significant foreign exchange rate fluctuations can distort revenue growth, depending upon the strength of the U.S. dollar relative to the foreign currencies in which we generate revenues. We generate significant revenues in several foreign jurisdictions in multiple foreign currencies including Euros, British pounds, Swiss francs, Danish krone, Norwegian krone and Swedish krone. We believe this measure provides useful information to measure the success of our international sales offices in increasing product sales in their local currencies without regard to exchange rate fluctuations over which we have no control. The tables below provide additional information on the reported product sales figure including a reconciliation of the estimated impact of foreign currency on net sales.

ANGIOTECH PHARMACEUTICALS, INC.
WORLDWIDE SALES
(Unaudited)

	Three Months Ended		Change
(in thousands of U.S.$)	30-Jun-10	31-Mar-10	As Reported Basis	Constant Currency Basis
Proprietary Medical Products	$16,397	$15,759	4%	6%
Base Medical Products	36,551	35,221	4%	5%
Total Medical Products	$52,948	$50,980	4%	5%

	Three Months Ended		Change
(in thousands of U.S.$)	30-Jun-10	30-Jun-09	As Reported Basis	Constant Currency Basis
Proprietary Medical Products	$16,397	$13,610	20%	21%
Base Medical Products	36,551	33,569	9%	10%
Total Medical Products	$52,948	$47,179	12%	13%

ANGIOTECH PHARMACEUTICALS, INC.
NON-GAAP CONSTANT CURRENCY NET SALES RECONCILIATIONS
(Unaudited)

	Q2 2010 Net Sales as compared to Q1 2010
	Change
(in thousands of U.S.$)	As Reported Currency Basis	Constant Currency Basis	Estimated Impact of Foreign Currency
Proprietary Medical Products	$638	$897	(259)
Base Medical Products	1,330	1,855	(525)
Total Medical Products	$1,968	$2,752	(784)

	Q2 2010 Net Sales as compared to Q2 2009
	Change
(in thousands of U.S.$)	As Reported Currency Basis	Constant Currency Basis	Estimated Impact of Foreign Currency
Proprietary Medical Products	$2,787	$2,919	(132)
Base Medical Products	2,982	3,387	(405)
Total Medical Products	$5,769	$6,306	(537)

For a consolidated reconciliation of all GAAP financial measures identified above to corresponding non-GAAP financial measures, refer to the following tables.

ANGIOTECH PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP FINANCIAL MEASURES TO CORRESPONDING
NON-GAAP FINANCIAL MEASURES
(Unaudited)

(in thousands of U.S.$, except share and per share data)	Three months ended June 30, 2010				Three months ended June 30, 2009
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted

REVENUE
Product sales, net	$52,948	$193	m	$53,141	$47,179	$-		$47,179
Royalty revenue	8,886	-		8,886	16,996	-		16,996
License fees	52	(52)	a	-	398	(398)	a	-
	61,886	141		62,027	64,573	(398)		64,175

EXPENSES
Cost of products sold	27,871	(550)	b	27,165	25,682	(896)	m	24,786
		(156)	m			-
License and royalty fees	1,477	-		1,477	2,568	-		2,568
Research and development	6,853	(120)	d	6,733	6,833	(114)	d	6,094
		-				(625)	c
Selling, general and administrative	22,784	(475)	b	21,120	21,606	(332)	b	19,058
		(361)	d			(309)	d
		(76)	g			(1,494)	g
		(752)	l			(413)	l
Depreciation and amortization	8,277	(7,514)	e	763	8,296	(7,453)	e	843
	67,262	(10,004)		57,258	64,985	(11,636)		53,349
Operating income (loss)	(5,376)	10,145		4,769	(412)	11,238		10,826
Other income (expenses):
Foreign exchange (loss) gain	919	(919)	h	-	(1,441)	1,441	h	-
Investment and other income (loss)	(333)	21	j	30	(600)	636	f	36
		342	b			-
Interest expense on long-term debt	(9,027)	737	f	(8,290)	(9,641)	750	f	(8,891)
Write-down of investments	(216)	216	i	-	-	-		-
Loan settlement gain	1,180	(1,180)	k	-	-	-		-
	(7,477)	(783)		(8,260)	(11,682)	2,827		(8,855)

(Loss) income before income taxes	(12,853)	9,362		(3,491)	(12,094)	14,065		1,971
Income tax expense (recovery)	1,221	2,875	n	4,096	(217)	3,960	n	3,743
Net (loss) income for the period	$(14,074)	$6,487		$(7,587)	$(11,877)	$10,105		$(1,772)

Basic and diluted net (loss) income per common share	$(0.17)			$(0.09)	$(0.14)			$(0.02)

Weighted average shares outstanding (000’s) – basic & diluted	85,170			85,170	85,122			85,122

ANGIOTECH PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP FINANCIAL MEASURES TO CORRESPONDING
NON-GAAP FINANCIAL MEASURES
(Unaudited)

(in thousands of U.S.$, except share and per share data)	Six months ended June 30, 2010				Six months ended June30, 2009
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted

REVENUE
Product sales, net	$103,928	$193	m	$104,121	$93,316	$-		$93,316
Royalty revenue	21,194	-		21,194	34,107	-		34,107
License fees	105	(105)	a	-	25,450	(25,450)	a	-
	125,227	88		125,315	152,873	(25,450)		127,423
EXPENSES
Cost of products sold	53,075	(987)	b	51,932	49,648	(896)	m	48,752
		(156)	m			-
License and royalty fees	3,714	-		3,714	5,474	-		5,474
Research and development	13,660	(224)	d	13,436	12,930	(215)	d	11,778
		-				(937)	c
Selling, general and administrative	44,382	(967)	b	41,584	41,178	(1,266)	b	36,047
		(684)	d			(592)	d
		(145)	g			(2,241)	g
		(1,002)	l			(1,032)	l
Depreciation and amortization	16,651	(15,146)	e	1,505	16,560	(14,834)	e	1,726
Write-down of assets held for sale	700	(700)	i	-	-	-		-
Escrow settlement recovery	(4,710)	4,710	k	-	-	-		-
	127,472	(15,301)		112,171	125,790	(22,013)		103,777
Operating income (loss)	(2,245)	15,389		13,144	27,083	(3,437)		23,646
Other income (expenses):
Foreign exchange (loss) gain	1,266	(1,266)	h	-	(709)	709	h	-
Investment and other income (loss)	(386)	61	j	17	(615)	676	f	61
		342	b			-
Interest expense on long-term debt	(17,946)	1,456	f	(16,490)	(19,685)	1,368	f	(18,317)
Write-down of investments	(216)	216	i	-	-	-		-
Loan settlement gain	1,180	(1,180)		-	-	-		-
	(16,102)	(371)	k	(16,473)	(21,009)	2,753		(18,256)

Income (loss) before income taxes	(18,347)	15,018		(3,329)	6,074	(684)		5,390
Income tax expense (recovery)	2,422	5,841	n	8,263	5,507	765	n	6,272
Net (loss) income for the period	$(20,769)	$9,177		$(11,592)	$567	$(1,449)		$(882)

Basic and diluted net loss per common share	$(0.24)			$(0.14)	$ 0.01			$(0.01)

Weighted average shares outstanding (000’s) – basic and diluted	85,164			85,164	85,122			85,122

Description of Adjustments

The following is an explanation of each of the items that management has adjusted to derive its non-GAAP financial measures for the three months ended June 30, 2010.

(a) Non-Recurring Revenue

We report adjusted net income (loss), adjusted net income (loss) per share and adjusted revenue in a given period, which excludes certain items from our reported GAAP revenue that are non-recurring and are unrelated to the day-to-day operating activities of our business.

Our adjusted results for the three and six months ended June 30, 2010 and 2009 excludes certain non-recurring and non-operating licence revenue. Our adjusted results for the six months ended June 30, 2009 also excludes a $25.0 million one-time payment received from Baxter International Inc. The payment was subtracted from our GAAP-based revenue because it was non-recurring and received in lieu of future royalty payments on licensed technology and non-recurring non-operating license revenue.

(b) Restructuring-Related Charges

We report adjusted net income (loss), adjusted net income (loss) per share, adjusted COGS, adjusted R&D and adjusted SG&A metrics in a given period which exclude certain expenses related to restructuring or corporate reorganization activities that we are pursuing, or have completed in prior periods. These amounts, which are added back to our GAAP net income (loss) and net income (loss) per share to calculate corresponding adjusted metrics, primarily represent severance costs, asset write-offs, contract renegotiation or termination fees, and other expenses associated with plant closures, transfers of production lines from one facility to another and plant headcount optimization initiatives that are not reasonably expected to recur in the future.

Our adjusted results for the three and six months ended June 30, 2010 exclude restructuring charges of $1.4 million and $2.3 million, respectively. These restructuring charges relate to headcount reductions, exit costs associated with a leased property which is no longer in use, transfer costs associated with the movement of the QuillTM SRS production line to our Puerto Rico facility and residual costs from the 2008 closure of our Syracuse, New York manufacturing facility. Our adjusted results for the three and six months ended June 30, 2009 exclude restructuring charges of $1.0 million and $2.2 million, respectively, which relate to the closure of our Syracuse, New York manufacturing facility, the termination of a product supply and distribution agreement, and other corporate reorganization initiatives.

(c) Technology Acquisition-Related Charges

We report adjusted net income (loss), adjusted net income (loss) per share and adjusted R&D expense metrics which exclude certain non-recurring, and in some instances non-cash, expenses related to research-stage-technology purchases that we have completed. These amounts, which are added back to our GAAP net income (loss), net income (loss) per share and research and development expense to calculate corresponding adjusted metrics, primarily represent costs incurred to complete an acquisition of technology for which we are unable to reasonably determine the specific commercial use. Such purchases of early stage technologies occur infrequently and are highly variable, non-comparable in amount and are not part of our day-to-day operations.

Our adjusted results for the three and six months ended June 30, 2009 excludes technology acquisition-related charges of $0.6 million and $0.9 million respectively related to the termination of our collaboration agreement with Lipose Corporation.

(d) Stock-Based Compensation Expense

We report adjusted net income (loss), adjusted net income (loss) per share, adjusted R&D expense and adjusted SG&A expense metrics that exclude amounts recorded for stock-based compensation expense. Stock-based compensation expense is added back to our GAAP financial measures because it is a non-cash charge required by GAAP, which represents an estimated additional cost associated with the issuance of stock options to management and employees as part of their compensation. Such compensation expense is a non-cash expense calculated using the Black-Scholes methodology to derive the expected fair value of employee stock options. Fair value calculations are highly subjective, because they are dictated by the specific assumptions and inputs used in the model. Key assumptions and inputs may include our actual stock price on the day the calculation is completed, the historical volatility of our stock price, the estimated risk-free rate of return offered by the market and other factors, which are not directly correlated to our day-to-day operating performance and are difficult to determine, predict or forecast. In these respects and others (including the methodology that may be used to calculate such expense), methods and data that may be used to complete the calculation of stock-based compensation expense may vary widely from period to period or from company to company. Inclusion of stock based compensation in our results makes it difficult to assess our operational cash flows as well as measure and compare our performance to that of similar companies in our industry, our operating goals or our performance in prior periods. In addition, the impact of potential dilution related to employee stock options as of any given reporting date is also reflected in our reported fully diluted share count and is already reflected in the related calculation of our GAAP and our adjusted net income (loss) per share metrics, irrespective of such additional operating expenses required to be recorded for GAAP purposes.

Our adjusted results for the three months ended June 30, 2010 and 2009 exclude stock-based compensation expense of $0.5 million and $0.4 million respectively from our GAAP-derived research and development and selling, general and administrative expenses. Similarly, our adjusted metrics for the six months ended June 30, 2010 and 2009 exclude stock-based compensation expense of $0.9 million and $0.8 million, respectively.

(e) Intangible Asset Amortization Expense

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude amounts recorded for certain intangible asset amortization expenses. These amounts, which are non-cash expenses added back to our GAAP net income (loss) and net income (loss) per share metrics to calculate the corresponding adjusted metrics, primarily represent expenses incurred during a period to reduce the carrying value of acquired technology or intellectual property, based on the useful life of such assets as estimated and recorded by us at the time of an acquisition. The allocation of excess acquisition purchase prices over book values among intangible assets, goodwill and purchased research and development technology can be a highly subjective process that may vary significantly from company to company or between acquisition transactions, thus making comparisons of our current operating results to those of similar companies or our historical results difficult. In addition, we believe the economic impact of any such acquisitions is reflected in the cash cost or dilution effect resulting from such transactions, and is therefore reflected in our adjusted metrics through the impact on interest expense or income, our reported fully diluted shares outstanding, the amounts of revenue earned and other operating expenses incurred during the period.

Our adjusted results for the three months ended June 30, 2010 and 2009 exclude $7.5 million of intangible asset amortization expenses from our GAAP-derived net income (loss) and net income (loss) per share metrics. Similarly, our adjusted metrics for the six months ended June 30, 2010 and 2009 exclude intangible asset amortization expenses of $15.1 million and $14.8 million, respectively.

(f) Non-Cash Deferred Financing Charges

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude amounts recorded for certain non-cash deferred financing charges. These amounts, which are non-cash expenses added back to our GAAP net income (loss) and net income (loss) per share metrics to calculate the corresponding adjusted metrics, primarily represent expenses incurred related to the amortization of debt financing fees, incurred in connection with our debt financing activities, over the expected life of the debt instrument as well as write-downs of deferred financing charges which are estimated to have no future benefit. As these non-cash expenses are not directly correlated to our day-to-day operating performance and are due to capital structure or financing decisions made by us that are specific to our situation at that time, inclusion of these charges in our financial results makes it more difficult to compare our performance to that of prior periods or similar companies in our industry, or to assess the cash flow generation of our operations.

Our adjusted results for the three months ended June 30, 2010 and 2009 exclude non-cash amortization of financing charges of $0.7 million and $0.8 million, respectively, from our GAAP-derived net income (loss) and net income (loss) per share. The metrics for the three months ended June 30, 2009 also exclude a $0.6 million write-off of deferred financing charges related to a term loan which was terminated prior to the scheduled maturity date. Our adjusted metrics for the six months ended June 30, 2010 and 2009 exclude non-cash amortization charges of $1.5 million and $2.0 million, respectively.

(g) Litigation-Related Charges

We report adjusted SG&A expense, adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude amounts recorded for certain litigation-related charges. These charges, which are added back to our GAAP selling, general and administrative expense, net income (loss) and net income (loss) per share metrics to calculate the corresponding adjusted metrics, primarily represent expenses incurred in connection with extraordinary litigation matters that are inherently unpredictable, highly variable from period to period, are not reasonably expected to recur in similar amounts in future periods or are not related to the day to day operational activities of our business.

Our adjusted results for the three months ended June 30, 2010 and 2009 exclude litigation-related charges of $0.07 million and $1.5 million respectively from our GAAP-derived net income (loss) and net income (loss) per share, respectively. Similarly, our metrics for the six months ended June 30, 2010 and 2009 exclude litigation-related charges of $0.1 million and $2.2 million, respectively.

(h) Foreign Exchange Gains and Losses

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude amounts recorded for certain foreign exchange gains and losses. These amounts, which are added back to our GAAP net income (loss) and net income (loss) per share metrics to calculate the corresponding adjusted metrics, primarily represent expenses related to translation differences arising from translating assets held by us in foreign territories and denominated in foreign currencies, into our reporting currency. These foreign currency assets fund our research and development activities in Canada, and are unique to our current operational structure. As they have no bearing on our day-to-day operations, operating decisions or our ability to fund or manage our operations or research and development programs, we exclude them from our non-GAAP financial measures.

Our adjusted results for the three and six months ended June 30, 2010 exclude net foreign exchange gains of $0.9 million and $1.3 million, respectively, from our GAAP-derived net income (loss) and net income (loss) per share. Similarly, our adjusted metrics for the three and six months ended June 30, 2010 and 2009 exclude net foreign exchange losses of $1.4 million and $0.7 million, respectively.

(i) Other Long-Lived Asset Impairment Charges

We have reported adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude certain write-downs of investments or other long-lived assets, for which the carrying values are impaired and irrecoverable. These amounts are added back to our GAAP net income (loss) and net income (loss) per share metrics to derive corresponding adjusted metrics because they are typically non-recurring, non operating and non-cash write-downs or expense items, thus making it difficult to compare our operating performance in the period the impairment expense is incurred, to our operating performance in other periods or to the operating performance of similar companies in our industry. Management may also exclude these charges from our operating goals, forecasts, budgets and non-GAAP financial measures.

Our adjusted results for the three months ended June 30, 2010 excludes a $0.2 million write-off of a long-term investment. Our adjusted results for the six months ended June 30, 2010 also excludes a $0.7 million non-cash impairment charge recorded with respect to owned real estate which was classified as held for sale at the end of the period. There were no adjustments to the 2009 reported metrics.

(j) Losses / Gains on Asset Disposals

We have reported adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude certain losses or gains recorded from asset disposals. Certain of these amounts may be adjusted from our GAAP-based metrics because they are non-cash in nature, non-recurring and difficult to predict from period to period and are not factors relating to or impacting our ability to conduct our day-to-day business goals or operations. Furthermore, the magnitude of the gains and losses recorded is often dependent on asset-specific factors such as the age and condition of the asset, salvage values and technological obsolescence. Management also excludes such gains and losses when developing our operating goals, forecasts, budgets and non-GAAP financial measures because inclusion in operating results makes it difficult to compare our operating performance for a particular period to our historical operating performance or the operating performance of similar companies in our industry.

Our adjusted results for the three and six months ended June 30, 2010 each exclude losses of $0.4 million on asset disposals. The adjusted metrics for the six months ended June 30, 2009 exclude losses of $0.04 million on asset disposals.

(k) Non-Recurring Gains

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude certain extraordinary and non-recurring gains. These amounts are adjusted from our GAAP-based metrics because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

Our adjusted results for the six months ended June 30, 2010 exclude a $4.7 million recovery received in connection with the settlement of an outstanding escrow claim with RoundTable Healthcare Partners, LP relating to our March 2006 acquisition of American Medical Instruments Holdings, Inc.

As described under “Second Quarter Highlights”, on April 6, 2010 we completed the acquisition of Haemacure’s assets. The assets were acquired in exchange for the settlement of the loan we made to Haemacure. Under US GAAP, the acquisition qualified as a business combination.As at April 5, 2010, the carrying value of the loan owed by Haemacure was $2.5 million compared to the contractual amount of $3.7 million.. The $1.2 million differential was recognized as a gain on the effective settlement of the pre-existing debt arrangement. Our adjusted results for the three and six months ended June 30, 2010 exclude the resulting net gain of $1.2 million.

(l) Non-Recurring Transaction Fees

We report adjusted net income (loss), adjusted net income (loss) per share and adjusted SG&A metrics which may exclude certain extraordinary and non-recurring costs related to significant corporate transactions. These amounts are adjusted from our GAAP-based metrics because they are highly variable and specific to the extent and nature of the transaction being undertaken. As these expenses are not directly correlated to our day-to-day operating performance and are due to transaction or related financing decisions made by us that are specific to the situation at that time, inclusion of these charges in our financial results makes it more difficult to compare our performance to that of prior periods or similar companies in our industry, or to assess the cash flow generation of our operations.

Our adjusted results for the three months ended June 30, 2010 exclude $0.3 million of Haemacure transaction-related expenses and $0.4 million of general consulting costs. Similarly, our adjusted results for the six months ended June 30, 2010 excludes $0.6 million of Haemacure transaction-related expenses and $0.4 million of general consulting costs. For the three and six months ended June 30, 2009, our adjusted metrics exclude transaction fees of $0.4 million and $0.6 million respectively related to the exploration of certain financing and strategic alternatives. The adjusted metric for the six months ended June 30, 2009 also excludes transaction costs of $0.4 million related to the termination of a supply and distribution agreement.

(m) Non-Recurring Production Charges

We report adjusted COGS, adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude amounts recorded for certain extraordinary and non-recurring production costs. These amounts are adjusted from our GAAP-based metrics because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

During the second quarter of 2010, we initiated a voluntary product recall to remedy packaging defects at one of our manufacturing facilities. The products under consideration were not determined to be defective and no patient injuries have been reported. Our adjusted results for the three and six months ended June 30, 2010 therefore adds back a $0.2 million sales provision and excludes a $0.2 million product warranty charge, which was recorded to provide for the expected cost of replacing units with defective packaging. Quality controls measures and corrective actions have been taken to ensure that the products are properly sealed and packaged.

Our adjusted results for the three and six months ended June 30, 2009 excludes $0.9 million of non-recurring manufacturing charges related to excess labor charges and inventory write-offs associated with order cancellations by a significant customer of our surgical needle business. There were no adjustments to our reported metrics for the three or six month periods ended June 30, 2010.

(n) Income Tax Expense (Benefit) Related to the Above Adjustments

Income tax expense is adjusted by the amount of additional tax expense or benefit that would arise if we used our adjusted non-GAAP financial measures to calculate our tax provision, based on the relevant statutory rates applicable to the jurisdictions in which the above non-GAAP adjustments reside. The cumulative effect of tax adjustments described above for the three and six months ended June 30, 2010 were $2.9 million and $5.8 million, respectively, compared to $4.0 million and $0.8 million for the same respective periods in 2009.

Material Limitations

While we believe our measures of Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, adjusted revenue, adjusted COGS, adjusted R&D expense and adjusted SG&A expense are useful for the reasons noted above, we believe there may be certain inherent limitations in these measures, including but not limited to:

  Exclusion of amortization and depreciation expense from our adjusted financial measures does not take into account the need for future capital spending, whether this is to support growth or to replace assets which are subject to wear and tear.
  Exclusion of write-downs, amortization and depreciation from our adjusted financial measures does not take into consideration the potential tax impacts or obligations which can materialize into actual future cash flows.

  As we use our own approach for calculating our adjusted financial measures, other companies may not make the same adjustments or disclose their financial data in a manner that would allow comparison of their results to our adjusted results, thus decreasing comparability of our adjusted financial measures as comparative analytical tools.
  Non-GAAP based adjustments may not take into account the full economic cost of running our business. For example, financing costs are required to raise capital, which is used to fund operations.
  Adjusted financial measures do not necessarily reflect these considerations.

As noted above, our adjusted financial measures are not substitutes for our GAAP-derived financial measures and statements. These adjusted measures are used by management to supplement our GAAP disclosures and help investors and lenders gain a better understanding of our operating performance and to offer investors and lenders an opportunity to access the same data management and our Board of Directors may use to assess our operating performance. Management compensates for the foregoing limitations by ensuring that our GAAP disclosures are transparent and sufficient to provide readers with the information required to reconcile financial results and form unbiased conclusions.